SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2013

Southern Products, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-165692	27-1963282
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 East Wilson Street, Unit B, Costa Mesa, CA	92627
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 236-8701

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into A Material Definitive Agreement

On May 20, 2013, we reached a settlement of all claims and disputes with Zhuhai Yuehua Electronics Co., Ltd. (“Zhuhai”). The terms of the settlement are embodied in a Settlement Agreement. Under the Settlement Agreement, our wholly owned subsidiary SigmacUSA, Inc. (“Sigmac”) has agreed to pay Zhuhai a percentage of all funds raised from privately-placed equity investments as follows:

a)	2.4% of the first $3 million

b)	3.3% of the next $3 million

c)	4.9% of the next $4 million

In addition, Sigmac has agreed to pay Zhuhai 0.25% of its ongoing net collections on sales, to be paid on a monthly basis. The payment obligations under the Settlement Agreement will continue until Sigmac has paid Zhuhai a total sum of $425,000. If the sum of $425,000 is not paid to Zhuhai within 1 year from the date of the Settlement Agreement, the agreement will be deemed to be in default. The Settlement Agreement also provides for the dismissal of certain pending litigation and a mutual release and covenant not to sue. The parties to the litigation have already filed a request for dismissal with prejudice of the claims involving Southern Products, Sigmac and Ed Meadows, personally.

The foregoing is a summary of the material terms of the Settlement Agreement, and not a complete description of all of its provisions. The Settlement Agreement should be reviewed in its entirety for further information.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Products, Inc.

/s/ Edward Meadows

Edward Meadows

President, Chief Executive Officer

Date: June 6, 2013

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